UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934


                     Keystone Consolidated Industries, Inc.
                                (Name of Issuer)

                     Common Stock, par value $0.01 per share
                         (Title of Class of Securities)

                                    493422307

                                 (CUSIP Number)

                                  May 24, 2006

             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this schedule is filed:

        / /   Rule 13d-1(b)
        /X/   Rule 13d-1(c)
        / /   Rule 13d-1(d)

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G

CUSIP No. 493422307

1  NAME OF REPORTING PERSON
      Carl C. Icahn

   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
      (a) / /
      (b) / /

3  SEC USE ONLY

4  CITIZENSHIP OR PLACE OF ORGANIZATION
      United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5  SOLE VOTING POWER
      0

6  SHARED VOTING POWER
      590,033

7  SOLE DISPOSITIVE POWER
      0

8  SHARED DISPOSITIVE POWER
      590,033

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      590,033

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*     / /

11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      5.9%

12 TYPE OF REPORTING PERSON*
      IN

                                  SCHEDULE 13G

CUSIP No. 493422307

1  NAME OF REPORTING PERSON
      Starfire Holding Corporation

   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
      (a) / /
      (b) / /

3  SEC USE ONLY

4  CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5  SOLE VOTING POWER
      0

6  SHARED VOTING POWER
      590,033

7  SOLE DISPOSITIVE POWER
      0

8  SHARED DISPOSITIVE POWER
      590,033

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      590,033

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*     / /

11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      5.9%

12 TYPE OF REPORTING PERSON*
      CO

                                  SCHEDULE 13G

CUSIP No. 493422307

1  NAME OF REPORTING PERSON
      Buffalo Investors Corp.

   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
      (a) / /
      (b) / /

3  SEC USE ONLY

4  CITIZENSHIP OR PLACE OF ORGANIZATION
      New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5  SOLE VOTING POWER
      0

6  SHARED VOTING POWER
      590,033

7  SOLE DISPOSITIVE POWER
      0

8  SHARED DISPOSITIVE POWER
      590,033

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      590,033

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*     / /

11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      5.9%

12 TYPE OF REPORTING PERSON*
      CO

                                  SCHEDULE 13G

CUSIP No. 493422307

1  NAME OF REPORTING PERSON
      Highcrest Investors Corp.

   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
      (a) / /
      (b) / /

3  SEC USE ONLY

4  CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5  SOLE VOTING POWER
      0

6  SHARED VOTING POWER
      590,033

7  SOLE DISPOSITIVE POWER
      0

8  SHARED DISPOSITIVE POWER
      590,033

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      590,033

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*     / /

11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      5.9%

12 TYPE OF REPORTING PERSON*
      CO

                                  SCHEDULE 13G

CUSIP No. 493422307

1  NAME OF REPORTING PERSON
      ACF Industries Holding Corp.

   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
      (a) / /
      (b) / /

3  SEC USE ONLY

4  CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5  SOLE VOTING POWER
      0

6  SHARED VOTING POWER
      590,033

7  SOLE DISPOSITIVE POWER
      0

8  SHARED DISPOSITIVE POWER
      590,033

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      590,033

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*     / /

11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      5.9%

12 TYPE OF REPORTING PERSON*
      CO

                                  SCHEDULE 13G

CUSIP No. 493422307

1  NAME OF REPORTING PERSON
      Unicorn Associates Corporation

   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
      (a) / /
      (b) / /

3  SEC USE ONLY

4    CITIZENSHIP OR PLACE OF ORGANIZATION
      New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5  SOLE VOTING POWER
      0

6  SHARED VOTING POWER
      590,033

7  SOLE DISPOSITIVE POWER
      0

8  SHARED DISPOSITIVE POWER
      590,033

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      590,033

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*     / /

11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      5.9%

12 TYPE OF REPORTING PERSON*
      CO

                                  SCHEDULE 13G

CUSIP No. 493422307

1  NAME OF REPORTING PERSON
      Arnos Corp.

   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
      (a) / /
      (b) / /

3  SEC USE ONLY

4  CITIZENSHIP OR PLACE OF ORGANIZATION
      Nevada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5  SOLE VOTING POWER
      0

6  SHARED VOTING POWER
      590,033

7  SOLE DISPOSITIVE POWER
      0

8  SHARED DISPOSITIVE POWER
      590,033

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      590,033

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*     / /

11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      5.9%

12 TYPE OF REPORTING PERSON*
      CO

                                  SCHEDULE 13G

CUSIP No. 493422307

1  NAME OF REPORTING PERSON
      Philip Services Corp.

   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
      (a) / /
      (b) / /

3  SEC USE ONLY

4  CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5  SOLE VOTING POWER
      0

6  SHARED VOTING POWER
      590,033

7  SOLE DISPOSITIVE POWER
      0

8  SHARED DISPOSITIVE POWER
      590,033

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      590,033

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*     / /

11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      5.9%

12 TYPE OF REPORTING PERSON*
      CO

                                  SCHEDULE 13G

CUSIP No. 493422307

1  NAME OF REPORTING PERSON
      PSC Metals, Inc.

   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
      (a) / /
      (b) / /

3  SEC USE ONLY

4  CITIZENSHIP OR PLACE OF ORGANIZATION
      Ohio

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5  SOLE VOTING POWER
      590,033

6  SHARED VOTING POWER
      0

7  SOLE DISPOSITIVE POWER
      590,033

8  SHARED DISPOSITIVE POWER
      0

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      590,033

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*     / /

11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      5.9%

12 TYPE OF REPORTING PERSON*
      CO

                                  SCHEDULE 13G

ITEM 1.

     (a) Name of Issuer: Keystone Consolidated Industries, Inc.

     (b) Address of Issuers Principal Executive Offices:
         5430 LBJ Freeway, Suite 1740, Three Lincoln Centre, Dallas, Texas 75240

ITEM 2. Name, Address and Citizenship of Persons Filing

     (a) - (c) The persons filing this statement are Starfire Holding Corp., a Delaware corporation ("Starfire"), Buffalo Investors Corp., a New York corporation ("Buffalo"), Highcrest Investors Corp., a Delaware corporation ("Highcrest"), ACF Industries Holding Corp., a Delaware corporation ("ACF"), Unicorn Associates Corporation, a New York corporation ("Unicorn"), Arnos Corp., a Nevada corporation ("Arnos"), Philip Services Corp., a Delaware corporation ("Philip"), PSC Metals, Inc., an Ohio corporation ("PSC", and collectively with Starfire, Buffalo, Highcrest, ACF, Unicorn, Arnos and Philip, the "Icahn Entities"), Carl C. Icahn, a citizen of the United States of America (Mr. Icahn collectively with the Icahn Entities, the "Icahn Group"). The principal business address and the address of the principal office of (i) Starfire, Buffalo, Highcrest, ACF, Unicorn and Arnos is 445 Hamilton Avenue, Suite 1210, White Plains Plaza, White Plains, NY 10601, (ii) Philip is 5151 San Felipe, Suite 1600, Houston, TX 77056, (iii) PSC is 5875 Landerbrook Drive, Suite 200, Mayfield Heights, OH 44124, and (iv) Mr. Icahn is c/o Icahn Associates Corp., 767 Fifth Avenue, 47th Floor, New York, NY 10153.

     (d) Title of Class of Securities: Common Stock, par value $0.01 ("Shares")

     (e) CUSIP Number for Common Stock: 493422307

ITEM 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or
        (c), check whether the person filing is a:

     NOT APPLICABLE

     (a) / / Broker or Dealer  registered under Section 15 of the Act (15 U.S.C.
             78o)
     (b) / / Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c)
     (c) / / Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c)
     (d) / / Investment Company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8)
     (e) / / An investment advisor in accordance with Section 240.13d-1(b)(1)(ii)(E)
     (f) / / Employee Benefit Plan, or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F)
     (g) / / Parent Holding Company, in accordance with Section 240.13d-1(b)(ii)(G)
     (h) / / A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813)
     (i) / / A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3)
     (j) / / Group, in accordance with Section 240.13d-1(b)(1)(ii)(J)

ITEM 4.   Ownership

     Ownership as of the filing date:

     (a - b) As of the close of the business day on October 12, 2006, the Icahn Group is deemed to beneficially own (as that term is defined in Rule 13d-3 under the Act), in the aggregate, 590,033 Shares, representing approximately 5.9% of the Issuer's outstanding Shares (based upon the 10,000,000 Shares stated to be outstanding as of August 8, 2006 by the Issuer in the Issuer's Form 10Q filed with the Securities and Exchange Commission on August 8, 2006). Each of Mr. Icahn and each entity in the Icahn Group (other than PSC) is deemed to beneficially own (as that term is defined in Rule 13d-3 under the Act) 590,033 Shares which PSC directly owns. Each of Mr. Icahn and each entity in the Icahn Group (other than PSC) disclaims such beneficial ownership for all other purposes.

     (c) The information set forth in the cover pages hereto is herby incorporated in its entirety herein.

ITEM 5.   Ownership of Five Percent or Less of a Class

     If this statement is being filed to report the fact that as of the date hereof, the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following. [ ]

     NOT APPLICABLE

ITEM 6. Ownership of More than Five Percent on Behalf of Another Person

     Other than the Icahn Group, no person is known to have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from, the sale of the Shares.

ITEM 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

     NOT APPLICABLE

ITEM 8. Identification and Classification of Members of the Group

     Please see Exhibit 1 attached hereto.

ITEM 9. Notice of Dissolution of Group

     NOT APPLICABLE

ITEM 10. Certification

     By signing below each of the undersigned certifies that, to the best of each of the undersigned's knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having the purpose or effect.

                            [Signature Page Follows]

                                   SIGNATURES

     After reasonable inquiry and to the best of the knowledge and belief of each of the undersigned certifies that the information set forth in this statement on Schedule 13G is true, complete and correct.

Dated:   October 12, 2006

                                      /s/ Carl C. Icahn
                                      -----------------
                                      Carl C. Icahn, Individually


                                      STARFIRE HOLDING CORPORATION

                                      By:  /s/ Keith Cozza
                                           ---------------
                                           By:  Keith Cozza
                                           Title:  Treasurer

                                      BUFFALO INVESTORS CORP.

                                      By:  /s/ Keith Cozza
                                           ---------------
                                           By:  Keith Cozza
                                           Title:  Vice President

                                      HIGHCREST INVESTORS CORP.

                                      By:  /s/ Keith Cozza
                                           ---------------
                                           By:  Keith Cozza
                                           Title:  Vice President

                                      ACF INDUSTRIES HOLDING CORP.

                                      By:  /s/ Keith Cozza
                                           ---------------
                                           By:  Keith Cozza
                                           Title:  Vice President

    [Signature page of Schedule 13G - Keystone Consolidated Industries, Inc.]

                                      UNICORN ASSOCIATES CORPORATION

                                      By:  /s/ Edward E. Mattner
                                           ---------------------
                                           By:  Edward E. Mattner
                                           Title:  President


                                      ARNOS CORP.

                                      By:  /s/ Edward E. Mattner
                                           ---------------------
                                           By:  Edward E. Mattner
                                           Title:  Vice President


                                      PHILIP SERVICES CORP.

                                      By:  /s/ Vincent J. Intrieri
                                           -----------------------
                                           By:  Vincent J. Intrieri
                                           Title:  President

                                      PSC METALS, INC.

                                      By:  /s/ Joseph King
                                           ---------------
                                           By:  Joseph King
                                           Title:  Vice President

    [Signature page of Schedule 13G - Keystone Consolidated Industries, Inc.]

                                                                       EXHIBIT 1

                             JOINT FILING AGREEMENT

     In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Common Stock, par value $.01 per share of Keystone Consolidated Industries, Inc. and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings. In evidence thereof, the undersigned, being duly authorized, have executed this Joint Filing Agreement this 12th day of October, 2006.

                                      /s/ Carl C. Icahn
                                      -----------------
                                      Carl C. Icahn, Individually


                                      STARFIRE HOLDING CORPORATION

                                      By:  /s/ Keith Cozza
                                           ---------------
                                           By:  Keith Cozza
                                           Title:  Treasurer

                                      BUFFALO INVESTORS CORP.

                                      By:  /s/ Keith Cozza
                                           ---------------
                                           By:  Keith Cozza
                                           Title:  Vice President

                                      HIGHCREST INVESTORS CORP.

                                      By:  /s/ Keith Cozza
                                           ---------------
                                           By:  Keith Cozza
                                           Title:  Vice President

                                      ACF INDUSTRIES HOLDING CORP.

                                      By:  /s/ Keith Cozza
                                           ---------------
                                           By:  Keith Cozza
                                           Title:  Vice President


            [Signature page of Schedule 13G - Joint Filing Agreement
                   for Keystone Consolidated Industries, Inc.]

                                      UNICORN ASSOCIATES CORPORATION

                                      By:  /s/ Edward E. Mattner
                                           ---------------------
                                           By:  Edward E. Mattner
                                           Title:  President


                                      ARNOS CORP.

                                      By:  /s/ Edward E. Mattner
                                           ---------------------
                                           By:  Edward E. Mattner
                                           Title:  Vice President


                                      PHILIP SERVICES CORP.

                                      By:  /s/ Vincent J. Intrieri
                                           -----------------------
                                           By:  Vincent J. Intrieri
                                           Title:  President

                                      PSC METALS, INC.

                                      By:  /s/ Joseph King
                                           ---------------
                                           By:  Joseph King
                                           Title:  Vice President


            [Signature page of Schedule 13G - Joint Filing Agreement
                  for Keystone Consolidated Industries, Inc.]